Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HEWLETT PACKARD ENTERPRISE COMPANY
Hewlett Packard Enterprise Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The name of the corporation is Hewlett Packard Enterprise Company. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 25, 2015.

2.The Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware, as the same may be amended and supplemented (the “DGCL”), and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL, and became effective as of October 31, 2015.

3.Article VIII, Section A of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

A.To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. For purposes of this Section A of Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

4.All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

5.This amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

6.This amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Hewlett Packard Enterprise Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by David Antczak, its Corporate Secretary, this 11th day of April, 2024.

/s/ David Antczak
Name: David Antczak
Title: Corporate Secretary